Financial Report

                     Report of Management Responsibilities

                              La-Z-Boy Chair Company

The management of La-Z-Boy Chair Company is responsible for the preparation of the accompanying consolidated financial statements, related financial data, and all other information included in the following pages. The financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's estimates and judgements where appropriate.

Management is further responsible for maintaining the adequacy and effective-ness of established internal controls. These controls provide reasonable assurance that the assets of La-Z-Boy Chair Company are safeguarded and that transactions are executed in accordance with management's authorization and are recorded properly for the preparation of financial statements. The internal control system is supported by written policies and procedures, the careful selection and training of qualified personnel, and a program of internal auditing.

The accompanying report of the Company's independent accountants states their opinion on the Company's financial statements, based on examinations conducted in accordance with generally accepted auditing standards. The Board of Directors, through its Audit Committee composed exclusively of outside directors, is responsible for reviewing and monitoring the financial state-statements and accounting practices. The Audit Committee meets periodically with the internal auditors, management, and the independent accountants to en-sure that each is meeting its responsibilities. The Audit Committee and the independent accountants have free access to each other with or without management being present.

                                                       Charles T. Knabusch
                                                       Chief Executive Officer

                                                       Frederick H. Jackson
                                                       Chief Financial Officer



                       Report of Independent Accountants

                              Price Waterhouse LLP

To the Board of Directors and Shareholders of La-Z-Boy Chair Company:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of changes in share-holders' equity, present fairly, in all material respects, the financial position of La-Z-Boy Chair Company and its subsidiaries at April 27, 1996 and April 29, 1995, and the results of their operations and their cash flows for each of the three fiscal years in the period ended April 27, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 10 to the Consolidated Financial Statements, on April 25, 1993, the Company changed its method of accounting for income taxes.

                                                         Price Waterhouse LLP
                                                         Toledo, Ohio
                                                         May 30, 1996




                          Consolidated Balance Sheet

(Amounts in thousands, except par value)
- ----------------------------------------------------------------------------
As of                                                  April 27,    April 29,
                                                         1996         1995
- ----------------------------------------------------------------------------
Assets
- ------
Current assets
  Cash and equivalents..............................    $27,060     $27,048
  Receivables, less allowances of $15,253 in 1996
    and $16,092 in 1995.............................    206,430     192,938
  Inventories
    Raw materials...................................     37,274      39,604
    Work-in-process.................................     35,241      35,036
    Finished goods..................................     28,333      29,051
                                                       ---------   ---------
      FIFO inventories..............................    100,848     103,691
      Excess of FIFO over LIFO......................    (21,656)    (22,600)
                                                       ---------   ---------
        Total inventories...........................     79,192      81,091

  Deferred income taxes.............................     19,271      18,242

  Other current assets..............................      5,148       6,081
                                                       ---------   ---------
    Total current assets............................    337,101     325,400

Property, plant and equipment, net..................    116,199     117,175
Goodwill, less accumulated amortization of
  $8,087 in 1996 and $6,463 in 1995.................     40,359      41,701
Other long-term assets, less allowances of
  $2,780 in 1996 and $1,737 in 1995.................     23,887      19,542
                                                       ---------   ---------
    Total assets....................................   $517,546    $503,818
                                                       =========   =========

Liabilities and Shareholders' Equity
- ------------------------------------
Current liabilities
  Current portion of long-term debt.................     $5,625      $4,676
  Current portion of capital leases.................      2,114       2,078
  Accounts payable..................................     30,997      29,323
  Payroll/other compensation........................     34,609      31,845
  Estimated income taxes............................      5,572       4,855
  Other current liabilities.........................     17,601      15,343
                                                       ---------   ---------
    Total current liabilities.......................     96,518      88,120

Long-term debt......................................     57,075      71,149

Capital leases......................................      4,219       5,298

Deferred income taxes...............................      6,663       6,610

Other long-term liabilities.........................      9,695       9,001

Shareholders' equity
  Preferred shares - 5,000 authorized; 0 issued.....         --          --
  Common shares, $1 par value - 40,000 authorized;
   18,385 issued in 1996 and 18,562 in 1995.........     18,385      18,562
  Capital in excess of par value....................     28,016      28,085
  Retained earnings.................................    297,750     277,738
  Currency translation adjustments..................       (775)       (745)
                                                       ---------   ---------
    Total shareholders' equity......................    343,376     323,640
                                                       ---------   ---------
      Total liabilities and shareholders' equity....   $517,546    $503,818
                                                       =========   =========

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.






                       Consolidated Statement of Income

(Amounts in thousands, except per share data)
- -----------------------------------------------------------------------------
Year Ended                            April 27,      April 29,      April 30,
                                        1996           1995           1994
                                     (52 weeks)     (52 weeks)     (53 weeks)
- -----------------------------------------------------------------------------
Sales................................ $947,263       $850,271       $804,898
Cost of sales........................  705,379        629,222        593,890
                                      ---------      ---------      ---------
  Gross profit.......................  241,884        221,049        211,008

Selling, general and administrative..  174,376        158,551        151,756
                                      ---------      ---------      ---------
  Operating profit...................   67,508         62,498         59,252

Interest expense.....................    5,306          3,334          2,822
Interest income......................    1,975          1,628          1,076
Other income.........................    2,023          1,229            649
                                      ---------      ---------      ---------
Income before income tax expense.....   66,200         62,021         58,155


Income tax expense
  Federal - current..................   23,383         22,716         19,719
          - deferred.................     (818)        (1,205)          (445)
  State   - current..................    4,540          4,177          4,283
          - deferred.................     (158)             31          (119)
                                      ---------      ---------      ---------
    Total tax expense................   26,947         25,719         23,438
                                      ---------      ---------      ---------
Net income before accounting change..   39,253         36,302         34,717
Accounting change....................       --             --          3,352
                                      ---------      ---------      ---------
    Net income.......................  $39,253        $36,302        $38,069
                                      =========      =========      =========

Weighted average shares..............   18,498         18,044         18,268
                                      =========      =========      =========

Net income per share before
  accounting change..................    $2.12          $2.01          $1.90
Accounting change....................       --             --            .18
                                      ---------      ---------      ---------
    Net income per share.............    $2.12          $2.01          $2.08
                                      =========      =========      =========


The year ended April 27, 1996 includes England/Corsair. The previous two years do not include England/Corsair.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                     Consolidated Statement of Cash Flows

(Amounts in thousands)
- -----------------------------------------------------------------------------
Year Ended                                  April 27,   April 29,   April 30,
                                              1996        1995        1994
                                           (52 weeks)  (52 weeks)  (53 weeks)
- -----------------------------------------------------------------------------
Cash flows from operating activities:
  Net income..............................   $39,253     $36,302     $38,069
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Accounting change...................        --          --     (3,352)
      Depreciation and amortization.......    20,147      15,156      14,014
      Change in receivables...............   (13,492)     (6,013)    (13,165)
      Change in inventories...............     1,899      (4,142)     (6,749)
      Change in other assets and liab.....     5,184       1,624        (168)
      Change in deferred taxes............      (975)     (2,619)       (564)
                                            ---------   ---------   ---------
        Total adjustments.................    12,763       4,006      (9,984)
                                            ---------   ---------   ---------

        Cash provided by operating
          activities......................    52,016      40,308      28,085

Cash flows from investing activities:
  Proceeds from disposals of assets.......     1,063       1,442         177
  Capital expenditures....................   (18,168)    (18,980)    (17,485)
  Acquisition of operating division, net
   of cash acquired.......................       --       (2,486)       --
  Change in other investments.............    (1,229)       (254)     (2,981)
                                            ---------   ---------   ---------
        Cash used for investing activities   (18,334)    (20,278)    (20,289)

Cash flows from financing activities:
  Short-term debt.........................      --           261         727
  Long-term debt..........................      --         7,500        --
  Retirements of debt.....................   (13,125)     (5,011)     (1,269)
  Capital leases..........................     1,161        --          --
  Capital lease principal payments            (2,204)       --          --
  Sale of stock under stock option plans..     2,876       1,834       1,850
  Stock for 40l(k) employee plans.........     1,378       1,521       2,952
  Purchase of La-Z-Boy stock..............   (10,035)    (12,722)     (2,928)
  Payment of cash dividends...............   (13,706)    (12,286)    (11,692)
                                            ---------   ---------   ---------
        Cash used for financing activities   (33,655)    (18,953)    (10,360)

Effect of exchange rate changes on cash...       (15)          45        (318)
                                            ---------   ---------   ---------
Net change in cash and equivalents........        12       1,122      (2,882)

Cash and equiv. at beginning of the year..    27,048      25,926      28,808
                                            ---------   ---------   ---------
Cash and equiv. at end of the year........   $27,060     $27,048     $25,926
                                            =========   =========   =========
Cash paid during the year - Income taxes..   $27,024     $28,010     $29,116
                          - Interest......    $5,408      $3,281      $2,675


For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.






                 Statement of Changes in Shareholders' Equity


(Amounts in thousands)
- ------------------------------------------------------------------------------
                                        Capital            Currency
                                          in                Trans-
                                        Excess              lation
                                Common  of Par   Retained   Adjust-
                                Shares  Value    Earnings    ments     Total
- ------------------------------------------------------------------------------
          At April 24, 1993..  $18,195   $8,494  $236,842    ($145)  $263,386

Purchases of La-Z-Boy stock..      (91)            (2,837)             (2,928)
Currency translation.........                                 (726)      (726)
Stock options/401(k).........      183    1,653     2,966               4,802
Dividends paid...............                     (11,692)            (11,692)
Net income...................                      38,069              38,069
                               -------- -------  ---------  -------  ---------
          At April 30, 1994..   18,287   10,147   263,348     (871)   290,911

Purchases of La-Z-Boy stock..     (529)           (12,243)            (12,772)
Currency translation.........                                  126        126
Stock options/401(k).........      137      601     2,617               3,355
Acquisition of operating
  division...................      667   17,337                        18,004
Dividends paid...............                     (12,286)            (12,286)
Net income...................                      36,302              36,302
                               -------- -------  ---------  -------  ---------
          At April 29, 1995..   18,562   28,085   277,738     (745)   323,640

Purchases of La-Z-Boy stock..     (372)            (9,663)            (10,035)
Currency translation.........                                  (30)       (30)
Stock options/401(k).........      195      (69)    4,128               4,254
Dividends paid...............                     (13,706)            (13,706)
Net income...................                      39,253              39,253
                               -------  -------  --------   -------  --------
          At April 27, 1996..  $18,385  $28,016  $297,750    ($775)  $343,376
                               =======  =======  ========   =======  ========


The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.


                   Notes to Consolidated Financial Statements


Note 1:  Accounting Policies

The Company operates primarily in the U.S. furniture industry. The following is a summary of significant accounting policies followed in the preparation of these financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of La-Z-Boy Chair Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Risks And Uncertainties

The consolidated financial statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses for the reporting periods. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the last-in, first-out (LIFO) basis.

Property, Plant and Equipment

Items capitalized, including significant betterments to existing facilities, are recorded at cost. Depreciation is computed using primarily accelerated methods over the estimated useful lives of the assets.

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement was adopted in 1996 and had no effect.

Goodwill

The excess of the cost of operating companies acquired over the value of their net assets is amortized on a straight-line basis over 30 years from the date of acquisition.

Revenue Recognition

Revenue is recognized upon shipment of product.

Income Taxes

Income tax expense is provided on all revenue and expense items included in the consolidated statement of income, regardless of the period such items are recognized for income tax purposes. In fiscal 1994, the Company changed its method of accounting for income taxes (see Note 10).


Note 2:  Acquisitions

On April 29, 1995, the Company acquired all of the capital stock of England/Corsair, Inc., a manufacturer of upholstered furniture.
The Company paid $2.6 million in cash, $10.0 million in notes and $18.0 million common sock, which resulted in goodwill approximating $21.8 million. The notes and stock issued do not appear on the Consolidated Statement of Cash Flows.

The acquisition has been accounted for as a purchase and, accordingly, assets and liabilities but not results of operations were included in the Company's financial statements for the year ended April 29, 1995.

For the twelve months ended April 1995, England/Corsair sales were $103.2 million, and income before income tax expense was $3.9 million.


Note 3:  Cash and Equivalents

(Amounts in thousands)
- -----------------------------------------------------------------
                                        April 27,       April 29,
                                          1996            1995
- -----------------------------------------------------------------
Cash in bank...........................   $7,060          $8,048
Certificates of deposit................   20,000          19,000
                                         -------         -------
  Total cash and equivalents...........  $27,060         $27,048
                                         =======         =======


The Company invests in certificates of deposit with a bank whose board of directors includes three members of the Company's board of directors. At the end of 1996 and 1995, $16 million and $13 million, respectively, was invested in this bank's certificates.

Note 4:  Property, Plant and Equipment

(Amounts in thousands)
- -------------------------------------------------------------------------
                               Estimated  Depreciation  April 27,  April 29,
                              Life(years)    Method       1996       1995
- -------------------------------------------------------------------------
Land and land improvements......   0-20     150% DB    $ 10,753  $ 10,559
Buildings and building fixtures.  15-30     150% DB     108,120   105,996
Machinery and equipment.........     10     200% DB      99,869    93,796
Information systems.............      5     200% DB      15,141    12,571
Transportation equipment........      5          SL      16,680    16,533
Other...........................   3-10     Various      14,875    12,330
                                                        --------  --------
                                                        265,438   251,785
Less:  accumulated depreciation.......                  149,239   134,610
                                                        --------  --------
  Property, plant and equipment, net..                 $116,199  $117,175
                                                       ========  ========
DB = Declining Balance     SL = Straight Line



Note 5:  Debt and Capital Lease Obligations

(Dollar amounts in thousands)
- -------------------------------------------------------------------------
                            Interest                April 27,   April 29,
                              rates    Maturities     1996        1995
- -------------------------------------------------------------------------
Credit lines..............       5.7%   1998-02      $15,000     $17,824
Private placement.........       8.8%   1996-01        7,500      11,250
La-Z-Boy notes............       8.0%   1996-99        7,476       9,969
Industrial revenue bonds..  3.8%-4.5%   1997-15       31,870      31,870
Other debt................  5.0%-7.0%   1996-02          854       4,912
                                                     -------     -------
    Total debt...................................    $62,700     $75,825
    Less: current portion........................      5,625       4,676
                                                     -------     -------
    Long-term debt...............................    $57,075     $71,149
                                                     =======     =======

                        Weighted average interest       5.5%         6.4%

                     Fair value of long-term debt    $62,931      $76,267


The Company has a $50 million unsecured revolving credit line (Credit Agreement) through August 1999, requiring interest only payments through August 1999 and requiring principal payment in August 1999. The Credit Agreement also includes covenants that, among other things, require the Company to maintain certain financial statement ratios. The Company has complied with all of the requirements.

Proceeds from industrial revenue bonds were used to finance the construction of manufacturing facilities. These arrangements require the Company to insure and maintain the facilities and make annual payments that include interest. The bonds are secured by the facilities constructed from the bond proceeds.

The Company leases equipment (primarily trucks used as transportation equipment) under capital leases expiring at various dates through fiscal year 2001. The majority of the leases include bargain purchase options.

Maturities of debt and lease obligations for the five years subsequent to April 27, 1996 are $6 million, $5 million, $6 million, $17 million and
$1 million, respectively. As of April 27,1996, the Company had remaining unused lines of credit and commitments of $63 million under several credit arrangements.


Note 6:  Financial Guarantees

La-Z-Boy has provided financial guarantees relating to loans and leases in connection with some proprietary stores. The amounts of the unsecured guarantees are shown in the following table. Because almost all guarantees are expected to retire without being funded in whole, the contract amounts are not estimates of future cash flows.

(Amounts in thousands)
- ------------------------------------------------------------------------------
                                          April 27, 1996       April 29, 1995
                                          Contract Amount      Contract Amount
- ------------------------------------------------------------------------------
Lease Guarantees.........................     $4,403               $3,928
Loan Guarantees..........................    $16,713              $16,057
- ------------------------------------------------------------------------------

Most guarantees require periodic payments to La-Z-Boy in exchange for the guarantee. Terms of current guarantees generally range from one to five years.

The guarantees have off-balance-sheet credit risk because only the periodic payments and accruals for possible losses are recognized in the Consolidated Balance Sheet until the guarantee expires. Credit risk represents the accounting loss that would be recognized at the reporting date if counter-parties failed to perform completely as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that no amounts could be recovered from other parties.


Note 7:  Stock Option Plans

The Company's shareholders adopted an employee stock option plan that provides grants to certain employees to purchase common shares of the Company at not less than their fair market value at the date of grant. Options are for five years and become exercisable at 25% per year beginning one year from date of grant. The Company is authorized to grant options for up to 1,600,000 common shares.

- --------------------------------------------------------------------
                                     Number of          Per share
                                       shares          option price
- --------------------------------------------------------------------
Outstanding at April 30, 1994....    489,974         $14.13 - $29.63
  Granted........................    109,412         $27.00
  Exercised......................    (73,759)        $14.13 - $29.63
  Expired or cancelled...........    (40,927)
                                     --------
Outstanding at April 29, 1995....    484,700         $14.13 - $29.63
  Granted........................    140,245         $30.50
  Exercised......................    (87,917)        $14.13 - $29.63
  Expired or cancelled...........     (4,478)
                                     --------
Outstanding at April 27, 1996....    532,550         $20.00 - $30.50
                                    =========
Exercisable at April 29, 1995....    224,897
Shares available for grants at
  April 27, 1996.................    673,473
- --------------------------------------------------------------------

The Company's shareholders have adopted Restricted Share Plans. Under one plan, the Compensation Committee of the Board of Directors was authorized to offer for sale up to an aggregate of 600,000 common shares to certain employees. Under a second plan, up to an aggregate of 50,000 common shares were authorized for sale to non-employee directors. These shares are offered at 25% of the fair market value. The plans require that all shares be held in an escrow account for a period of three years in the case of an employee, or until the participant's service as a director ceases in the case of a director. In the event of an employee's termination during the escrow period, the shares must be sold back to the Company at the employee's cost.

Shares aggregating 12,300 and 11,330 were granted and issued during the fiscal years 1996 and 1995, respectively, under the Restricted Share Plans. Shares remaining for future grants under the above plans amounted to 418,445 at April 27, 1996.

The Company's shareholders have also adopted a Performance-Based Restricted Stock Plan. This plan authorizes the Compensation Committee of the Board of Directors to award up to an aggregate of 400,000 shares to key employees. Grants of shares are based entirely on achievement of goals over a three-year performance period. Any award made under the plan will be at the sole discretion of the Committee after judging all relevant factors. At April 27, 1996, performance awards were outstanding pursuant to which up to approximately 130,000 shares may be issued in fiscal years 1997 through 1999 for the four outstanding plans, depending on the extent to which certain specified performance objectives are met. The costs of performance awards are expensed over the performance period. In 1996, 47,000 shares were exersiced.

In October 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which is effective for 1997.
Under SFAS 123, companies can elect, but are not required, to recognize compensation expense for all stock-based awards, using a fair value methodology. The company expects to implement in 1997 the disclosure only provisions, as permitted by SFAS 123.


Note 8:  Retirement

The Company has contributory and non-contributory retirement plans covering substantially all factory employees.

Eligible salaried employees are covered under a trusteed profit sharing retirement plan. Cash contributions to a trust are made annually based on profits.

The Company has established a non-qualified deferred compensation plan for eligible highly compensated employees called a SERP (Supplemental Executive Retirement Plan).

The Company offers voluntary 401(k) retirement plans to eligible employees within all U.S. operating divisions. Currently over 60% of eligible employees are participating in the plans. The Company makes matching contributions based on a specific formula. For most divisions this match is made in La-Z-Boy stock.

The Company maintains a defined benefit pension plan for all eligible factory hourly employees. The actuarially determined net periodic pension cost and retirement costs are computed as follows (for the years ended):

(Amounts in thousands)
- ------------------------------------------------------------------------------
                                         April 27,     April 29,     April 30,
                                           1996          1995          1994
                                        (52 weeks)    (52 weeks)    (53 weeks)
- ------------------------------------------------------------------------------
Service cost...........................   $1,802        $1,739        $1,526
Interest cost..........................    2,051         1,861         1,683
Actual return on plan assets...........   (5,468)       (2,737)         (719)
Net amortization and deferral..........    3,031          (571)       (1,575)
                                          -------       -------       -------
  Net periodic pension cost............    1,416         1,434           915
Profit sharing.........................    4,798         4,892         4,659
SERP...................................      883           818           795
40l(k).................................    1,429         1,388         1,145
Other..................................      497           508           442
                                          -------       -------       -------
  Total retirement costs...............   $9,023        $9,040        $7,956
                                          =======       =======       =======

The funded status of the pension plans was as follows:

(Amounts in thousands)
- ------------------------------------------------------------------------------
                                                      April 27,     April 29,
                                                        1996          1995
- ------------------------------------------------------------------------------
Actuarial present value of accumulated benefit
  obligation........................................  ($29,035)     ($26,403)
Plan assets at fair value...........................    37,503        31,566
                                                      ---------     ---------
  Excess of plan assets over projected benefit
    obligation......................................     8,468         5,163
Prior year service cost not yet recognized in net
  periodic pension cost.............................       921         1,019
Unrecognized net loss...............................     1,320         4,536
Unrecognized initial asset..........................    (3,333)       (3,664)
                                                      ---------     ---------
  Prepaid pension asset.............................    $7,376        $7,054
                                                      =========     =========

The expected long-term rate of return on plan assets was 8.0% for 1996 and 1995, and 8.5% for 1994. The discount rate used in determining the actuarial present value of accumulated benefit obligations was 7.5% for 1996, 1995, and 1994. Vested benefits included in the accumulated benefit obligation were $26 million and $23 million at April 27, 1996 and April 29, 1995, respectively. Plan assets are invested in a diversified portfolio that consists primarily of debt and equity securities.

The Company's pension plan funding policy has been to contribute annually the maximum amount that can be deducted for federal income tax purposes.


Note 9:  Health Care

The Company offers eligible employees an opportunity to participate in group health plans. Participating employees make required premium payments through pretax payroll deductions.

Health-care expenses were as follows (for the years ended):

(Amounts in thousands)
- ----------------------------------------------------------------------------
                                     April 27,      April 29,      April 30,
                                       1996           1995           1994
                                    (52 weeks)     (52 weeks)     (53 weeks)
- ----------------------------------------------------------------------------
Gross health care.................   $30,122        $30,414        $29,061
Participant payments..............    (6,005)        (4,783)        (4,442)
                                     --------       --------       --------
  Net health care.................   $24,117        $25,631        $24,619
                                     ========       ========       ========

The Company makes annual provisions for any current and future retirement health-care costs which may not be covered by retirees' collected premiums.



Note 10:  Income Taxes

Effective April 25, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," which applies a balance sheet approach to income tax accounting. The Company recorded a tax credit of $3 million or $0.18 per share, which represented the net increase in the net deferred tax as of that date, as an accounting change.

The primary components of the Company's deferred tax assets and liabilities as of April 27, 1996 and April 29, 1995 are as follows:

(Amounts in thousands)
- ---------------------------------------------------------------------------
                                                 April 27,        April 29,
                                                   1996             1995
- ---------------------------------------------------------------------------
Current
Deferred income tax assets (liabilities):
  Bad debt...................................     $7,395           $7,330
  Warranty...................................      3,941            3,478
  Workers' compensation......................      1,464            1,411
  SERP.......................................      1,452            1,285
  Inventory..................................        900              998
  State Income tax...........................        987              990
  Performance based restricted stock plan....        717              856
  Other......................................      2,603            2,055
  Valuation allowance........................       (188)            (161)
                                                 --------         --------
      Total current deferred tax assets......     19,271           18,242

Noncurrent
Deferred income tax assets (liabilities):
  Property, plant and equipment..............     (3,627)          (3,723)
  Pension....................................     (3,055)          (2,921)
  Net operating losses.......................      1,458            1,187
  Other......................................        212              202
  Valuation allowance........................     (1,651)          (1,355)
                                                 --------         --------
      Total noncurrent deferred tax liabilities   (6,663)          (6,610)
                                                 --------         --------
        Net deferred tax asset...............    $12,608          $11,632
                                                 ========         ========

The differences between the provision for income taxes and income taxes computed using the U.S. federal statutory rate are as follows (for the years ended):

(% of pretax income)
- ------------------------------------------------------------------------------
                                             April 27,   April 29,   April 30,
                                                1996        1995        1994
- ------------------------------------------------------------------------------
Statutory tax rate.........................     35.0        35.0        35.0
Increase (reduction) in taxes resulting in:
State income taxes net of federal benefit..      4.3         4.4         4.8
Tax credits................................     (1.1)       (0.5)       (0.2)
Acquisition amortization...................      1.5         0.7         0.7
Unutilized loss carryforwards..............      0.9         1.6         0.2
Miscellaneous items........................      0.1         0.3        (0.2)
                                                -----       -----       -----
Effective tax rate.........................     40.7        41.5        40.3
                                                =====       =====       =====


Note 11:  Contingencies

The Company has been named as defendant in various lawsuits arising in the normal course of business. It is not possible at the present time to estimate the ultimate outcome of these actions; however, management and the Company's legal counsel believe that the resultant liability, if any, will not be material based on the Company's previous experience with lawsuits of these types.

The former England/Corsair shareholders may be issued additional Company common stock based on England/Corsair's actual profit performance in each of the two years following acquisition. Any additional incentives will be recorded as an increase to goodwill in the year earned.

The Company has been identified as a Potentially Responsible Party (PRP) at two clean-up sites: Organic Chemical and Seaboard Chemical Company. At each site, the Company has been identified as a de minimis or de micromis contributor and volumetric assessments indicate that the Company's contributions to each site have been less than one-tenth of one percent (0.1%) of the total. Each site has either completed or has begun the first phase of clean-up and has completed or has begun a remedial investigation/feasibility study. The Company has partially settled its liability at these sites for amounts ranging from less than $1,000 to $20,000. The Company's facilities that have not settled at these sites are expected to fully resolve the Company's liability as part of the de minimis PRP settlements.

The Company is also participating with a number of other companies in the voluntary RCRA closure of the Caldwell Systems site. The Company's volumetric assessment at this site is in the 1% range. The Steering Committee responsible for negotiating the clean-up plan with the EPA has reinitiated its negotiations in anticipation of clean-up activities. Accurate estimates of the clean-up costs at the Caldwell site are being developed.

The number of PRP's and voluntary participants at the three sites range from 182 to in excess of 1,750. Based on a review of the number, composition and financial stability of the PRP's and voluntary participant at each site, along with clean-up costs already expended and the preliminary estimates currently available, management does not believe that any significant risk exists that the Company will be required to incur total costs in excess of $100,000 at the Organic Chemical sites and Seaboard Chemical Company combined or $200,000 at the Caldwell site. At April 27, 1996, a total of $300,000 has been accrued with respect to these three sites.



                             Management Discussion

The Management Discussion and Analysis, as required by the Securities and Exchange Commission, should be read in conjunction with the Report of Management Responsibilities, the Report of Independent Accountants, the Financial Statements and related Notes, and all other pages that follow them in the annual report.

Background:

Sales by type                 1996  1995  1994
- -------------                 ----  ----  ----
Residential (home)
      Upholstery               78%   76%   76%
      Wood & other             16%   18%   18%
                               ---   ---   ---
                               94%   94%   94%
Contract (office)               6%    6%    6%
                               ---   ---   ---
                              100%  100%  100%
                              ----  ----  ----

Sales by country              1996  1995  1994
- ----------------              ----  ----  ----
United States                  94%   94%   94%
Canada and other                6%    6%    6%
                               ---   ---   ---
                              100%  100%  100%
                              ----  ----  ----

La-Z-Boy is organized into six operating divisions. Residential
(69 years in business) accounts for the majority of the upholstery category and approximately two-thirds of consolidated sales.

U.S. Residential sales
by dealer type                1996  1995  1994
- --------------                ----  ----  ----
Galleries/proprietary          49%   47%   46%
General dealers                38%   40%   39%
Dept. stores/chains            13%   13%   15%
                               ---   ---   ---
                              100%  100%  100%
                              ----  ----  ----

Kincaid (50 years) is part of the wood category. England/Corsair (32 years), acquired in April 1995 and only included in the 1996 column of the tables above, is part of the upholstery category. La-Z-Boy Contract Furniture Group (24 years) is all of the Contract line. Hammary (52 years) is primarily in the wood category. La-Z-Boy Canada (67 years) is part of the upholstery category.

La-Z-Boy is the third largest furniture maker in the U.S., the largest reclining-chair manufacturer in the world and America's largest manufacturer of upholstered furniture.

Analysis of Operations
Year Ended April 27, 1996
(1996 compared with 1995)

Sales increased 11% in fiscal 1996 over 1995. The increase was due to the inclusion of England/Corsair (E/C) in 1996. On a comparable basis, sales declined 1% from 1995 in a year that the industry experienced softness in the residential furniture market. Sales of contract furniture increased while residential upholstery approximated the prior year and residential wood and other declined. Selling price increases were generally in the 1-2% range.

The gross margin (gross profit dollars as a percent of sales) of 25.5% declined from 26.0% in 1995. The decline was largely due to the inclusion of E/C which has historically had a lower gross margin than La-Z-Boy. The gross margin was favorably affected by lower health-care and frame stock lumber costs. However, higher fabric and poly costs, along with lower margins in the residential wood and other divisions due to lower volume, offset these savings.

S, G & A expense of 18.4% of sales in 1996 was down from 18.6% in 1995. The decline was largely due to the inclusion of E/C which has historically had lower S, G & A expense than La-Z-Boy.

Margins for the La-Z-Boy Contract Furniture Group improved in 1996 as planned and the division came close to breaking even. Attention was directed toward reducing manufacturing costs and S, G & A expense.

Interest expense increased in 1996 due to debt issued to acquire England/ Corsair. In addition, debt and capital lease obligations were assumed when England/Corsair was acquired. Most of the assumed debt was retired during the year.

Analysis of Operations
Year Ended April 29, 1995
(1995 compared with 1994)

La-Z-Boy's sales increased 6% in fiscal 1995 over 1994. However, on a comparable per-week basis, the increase was 8% due to 1995 containing 52 weeks compared to 53 weeks in 1994. La-Z-Boy believes the increase was primarily the result of the general economic recovery. Selling price increases were generally in the 2-3% range with the remainder of the sales increase due to volume. Major product lines that experienced growth above the Company average were the lower end recliners, modulars, tables and wall units (wood and other), and sofas.

All sales growth over the past seven years has been internally generated. The 1995 sales on a per-week basis increased over 1994 at all five operating divisions with particular strength at Hammary.

The 1995 gross margin of 26.0% declined from the 26.2% gross margin in 1994. The favorable impacts of selling price increases and improved plant efficiency at most plants were offset by cost increases relating to leather, fabric, cartoning and premium (not frame stock) lumber. Product line mix changes toward products with lower gross margins also continued in 1995. In addition, the gross margins for the contract and Canadian divisions were below the prior year. The contract decline was largely due to incentives and costs associated with the introduction of new products. The Canadian decline was primarily due to the unfavorable Canadian/U.S. dollar exchange rate along with product line mix changes toward products with lower gross margins.

The 1995 S, G & A expense of 18.6% of sales was down slightly from 18.8% in 1994. Advertising expense increased in 1995 primarily due to the launch of a national television advertising program. A reduction in bad debt expense in 1995 partially offset the advertising increase.

As expected, the La-Z-Boy Contract Furniture Group did not generate a profit in 1995. This division was formed in 1994 through the merger of two former divisions. In addition to the gross margin effects discussed above, the division incurred increased research and development expenditures, reorganization costs and startup costs associated with the merger.

Income tax expense as a percent of pretax income increased to 41.5% in 1995 from 40.3% in 1994. The increase was primarily due to changes in profitability among divisions that were partially offset by some favorable adjustments relating to the 1994 change in accounting for income taxes.


Liquidity and Financial Condition:

Effective April 29, 1995, La-Z-Boy acquired England/Corsair, Inc. (E/C), a manufacturer of upholstered furniture. Payment was in the form of $18.0 million La-Z-Boy common stock, $10.0 notes and $2.6 million cash. E/C debt and capital lease obligations of $14.4 million were assumed by La-Z-Boy.

Below is a summary of the cash flow statement. Free cash flow represents the cash remaining from operations after reinvesting in business opportunities. This cash flow allows the Company to pay dividends and repurchase stock generally without incurring additional debt.



(Amounts in thousands)
- -----------------------------------------------------------------------
Year ended                          April 27,    April 29,    April 30,
                                      1996         1995         1994
                                   (52 weeks)   (52 weeks)   (53 weeks)
- -----------------------------------------------------------------------
Cash flows provided by (used for):
      Net income                    $39,253       $36,302     $38,069
      Other operating activities     12,763         4,006      (9,984)
      Investing activities          (18,334)      (20,278)    (20,289)
Free cash flow                       33,682        20,030       7,796
Cash flows provided by (used for):
      Financing activities          (33,655)      (18,953)    (10,360)
      Exchange                          (15)           45        (318)
Increase (decrease) in cash              12         1,122      (2,882)



Cash flows from operations amounted to $52 million in 1996, $40 million in 1995 and $28 million in 1994 and have been adequate for day-to-day expenditures, dividends to shareholders and capital expenditures.

Capital expenditures were $18.2 million in 1996, $19.0 million in 1995 and $17.5 million in 1994. Capacity utilization was approximately 70% at the end of 1996 and 1995.

In 1995, La-Z-Boy obtained $7.5 million through the sale of industrial revenue bonds. The proceeds were used to construct a new plant in Siloam Springs, Arkansas. Retirements of debt totaled between $1 million and $13 million for each of the last three years.

The Company had unused lines of credit and commitments of $63 million under several credit arrangements as of April 27, 1996. The primary credit arrangement, a $50 million unsecured revolving credit line (Credit Agreement) through August 1999, requires interest only payments through August 1999 and a payment of principal in August 1999. The Credit Agreement also includes covenants that, among other things, require the Company to maintain certain financial statement ratios. The Company has complied with all of the requirements.

The La-Z-Boy Board of Directors has authorized the repurchase of Company stock. Shares acquired in 1996, 1995 and 1994 were 372,000, 529,000 and 91,000, respectively. As of April 27, 1996, 1,121,000 shares were available for repurchase. The Company plans to be in the market for its shares as changes in its stock price and other financial opportunities arise.

The financial strength of the Company is reflected in two commonly used ratios, the current ratio (current assets divided by current liabilities) and the debt-to-capital ratio (total debt divided by shareholders' equity plus total debt). The current ratio at the end of 1996 and 1995 was 3.5:1 and 3.7:1, respectively. The debt to capital ratio was 16.7% at the end of 1996 and 20.5% at the end of 1995.

La-Z-Boy provides for all current and future potential liabilities as required, including those relating to postretirement benefits.

Continuing compliance with existing federal, state and local provisions dealing with protection of the environment is not expected to have a material effect upon the Company's capital expenditures, earnings, competitive position or liquidity. The Company will continue its program of conducting voluntary compliance audits at its facilities. The Company has also taken steps to assure compliance with the provisions of Titles III and V of the 1990 Clean Air Act Amendments.

The Company has accrued for certain environmental remediation activities relating to past operations, including those under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA, often referred to as Superfund) and the Resource Conservation and Recovery Act
(RCRA). The Company is participating in the closure of three such sites. There will be future expenditures in this area, but based on a review of all currently known facts, management does not anticipate that they will have a material adverse effect. For further discussion of environmental matters, refer to Note 11: Contingencies, in the Notes to Consolidated Financial Statements.


Outlook:

Statements in the Outlook section are forward looking and based on current expectations. Actual results may differ materially.

One of La-Z-Boy's financial goals is to achieve sales increases of 10% per year or increases at least greater than that of the furniture industry.
Some furniture industry forecasts for calendar year 1996 over 1995 are in the 2-4% range. For 1996, La-Z-Boy sales, on a comparable basis, declined
1% from 1995 which the Company believes was similar to the industry average. While a 10% sales increase is not anticipated in 1997, sales are expected to exceed the industry average.

The Company's major residential efforts and opportunities for sales growth greater than industry averages are focused outside the recliner market segment, e.g., stationary upholstery (single and multi-seat), reclining sofas and modulars, wood occasional and wall units and wood bedroom and dining room.

The number of dealer owned and operated proprietary stores is expected to continue increasing. These stores are a major contributor to La-Z-Boy's ability to achieve its sales goal.

During 1996, the backlog of orders remained below the prior year level. The decline was mostly due to efforts to fill orders quicker than in the past allowing customers to order product closer to the expected delivery date. The rate of incoming orders in recent weeks has been above the rate for the similar period last year. The backlog is not expected to change significantly in 1997.

The La-Z-Boy Contract Furniture Group sales growth rate in the next few years is expected to exceed the average of the other divisions.

A second financial goal is to improve operating profit as a percent of sales each year. For 1996, the operating profit margin was 7.1% of sales which was below the prior year largely due to the inclusion of E/C. In 1997, the operating margin is expected to improve slightly. The gross margin as a percent of sales is expected to increase somewhat due to efficiencies of higher production. In addition, selling price increases are expected to be small while material costs are not expected to increase. Increased S, G and A expense as a percent of sales, largely due to increased computer related expenses, is expected to offset most of the margin change.

A third goal is to achieve a 20% return on capital (operating profit, interest income and other income as a percent of beginning of year capital). For 1996, return on capital was 17.6% which was a decline from the 1995 return of 18.9%. This goal has been in place for several years and has become more difficult to achieve partly due to the addition of capital relating to the E/C acquisition.

La-Z-Boy has an opportunity to improve its margins through increases in efficiency, improvements in the utilization of equipment and facilities and increases in sales volumes, even though sales growth may be in product lines with lower gross margins.

Capital expenditures are forecast to be approximately $20 to $25 million in 1996 compared to $18.2 million in 1995.

The Company's future results of operations and other forward looking statements contained in this Outlook involve a number of risks and uncertainties. These statements are based on assumptions relating to business conditions, the general economy, competitive factors and other similar assumptions. Variations in these assumptions could cause actual results to differ materially. In particular, the Company's sales and profits can be impacted materially in any one quarter by changes in interest rates, consumer sentiment toward furniture purchases and new and existing home sales.





           Consolidated Six-Year Summary of Selected Financial Data

(Dollar amounts in thousands, except per share data)
- -------------------------------------------------------------------------------
Year Ended in April  1996      1995      1994      1993      1992      1991
                   (52 wks)  (52 wks)  (53 wks)  (52 wks)  (52 wks)  (52 wks)
- -------------------------------------------------------------------------------
Sales..............$947,263  $850,271  $804,898  $684,122  $619,471  $608,032
Cost of sales...... 705,379   629,222   593,890   506,435   453,055   449,502
                   --------- --------- --------- --------- --------- ---------
  Gross profit..... 241,884   221,049   211,008   177,687   166,416   158,530
Sell, gen & admin.. 174,376   158,551   151,756   131,894   123,927   116,278
                   --------- --------- --------- --------- --------- ---------
  Oper profit......  67,508    62,498    59,252    45,793    42,489    42,252
Interest expense...   5,306     3,334     2,822     3,260     5,305     6,374
Interest income....   1,975     1,628     1,076     1,474     1,093     1,215
Other income.......   2,023     1,229       649     1,292     1,628     1,277
                   --------- --------- --------- --------- --------- ---------
Income before tax..  66,200    62,021    58,155    45,299    39,905    38,370
Income tax expense.  26,947    25,719    23,438    18,015    14,805    15,009
                   --------- --------- --------- --------- --------- ---------
  Net income.......  39,253   $36,302   $34,717** $27,284   $25,100   $23,361
                   ========= ========= ========= ========= ========= =========
Weighted avg shares
  outstg ('000s)...  18,498    18,044    18,268    18,172    18,064    17,941
Per com shr outstg
  Net income.......   $2.12     $2.01     $1.90**   $1.50     $1.39     $1.30
  Cash div paid....   $0.74     $0.68     $0.64     $0.60     $0.58     $0.56
BV on YE shr outst.  $18.68    $17.44    $15.91    $14.48    $13.58    $12.75
Rtn avg shrhdr eqt.   11.8%     12.2%*    12.5%**   10.7%     10.6%     10.5%
Gr prft % of sales.   25.5%     26.0%     26.2%     26.0%     26.9%     26.1%
Op prft % of sales.    7.1%      7.4%      7.4%      6.7%      6.9%      6.9%
Op prft, int inc &
  oth inc as % of
  BOY capital......   17.6%     18.9%     19.1%     15.8%     15.1%     15.3%
Net inc % of sales.    4.1%      4.3%      4.3%**    4.0%      4.1%      3.8%
Income tax expense
  % pretax income..   40.7%     41.5%     40.3%     39.8%     37.1%     39.1%
- ------------------------------------------------------------------------------
Deprec & amortiz... $20,147   $15,156   $14,014   $14,061   $14,840   $14,039
Capital expendtrs.. $18,168   $18,980   $17,485   $12,248   $12,187   $21,428
Prty,plt,eqpt,net..$116,199  $117,175   $94,277   $90,407   $93,440   $95,508
- ------------------------------------------------------------------------------
Working capital....$240,583  $237,280  $224,122  $202,398  $184,431  $172,989
Current ratio......3.5 to 1  3.7 to 1  4.1 to 1  3.8 to 1  3.7 to 1  3.7 to 1
Total assets.......$517,546  $503,818  $430,253  $401,064  $376,722  $363,085
- -----------------------------------------------------------------------------
Lt.Dt. & Cap.Leases $61,294   $76,447   $52,495   $55,370   $55,912   $62,187
Debt & Cap. leases. $69,033   $83,201   $55,370   $55,912   $60,726   $70,867
Shareholders' eqty.$343,376  $323,640  $290,911  $263,386  $246,359  $229,217
Ending capital.....$412,409  $406,841  $346,281  $319,298  $307,085  $300,084
Ratio debt to eqty.   20.1%     25.7%     19.0%     21.2%     24.6%     30.9%
Ratio debt to capl.   16.7%     20.5%     16.0%     17.5%     19.8%     23.6%
- ------------------------------------------------------------------------------
Shareholders.......  12,293    12,665    12,615     9,032     8,081     7,208
Employees..........  10,733    11,149     9,370     8,724     8,153     7,828
- ------------------------------------------------------------------------------

  * April 1995 shareholders' equity used in this calculation excludes $18,004 relating to stock issued on the last day of the fiscal year for the acquisition of an operating division.

 ** Excludes the income effect of adopting SFAS 109 in May 1993 of $3,352 or $.18 per share.



                       Dividend and Market Information

              ----------------------------------------------------
               1996      Divi-              Market Price
              Quarter    dends     -------------------------------
               Ended     Paid        High        Low        Close
              ----------------------------------------------------
              July 29   $0.17      $29 1/2     $25 5/8     $27 1/2
              Oct. 28    0.19       30 3/4      27 1/8      29 5/8
              Jan. 27    0.19       33 1/2      28 5/8      30 5/8
              Apr. 27    0.19       33 3/4      27          30 1/8
                        -----
                        $0.74
                        =====

             ----------------------------------------------------
              1995       Divi-              Market Price
              Year       dends
              Ended      Paid        High        Low        Close
             -----------------------------------------------------
             July 30     $0.17     $33 3/4     $25 3/8     $26 1/2
             Oct. 29      0.17      30          26 1/2      29 3/4
             Jan. 28      0.17      32 5/8      27 7/8      30 5/8
             Apr. 29      0.17      29 1/8      26 1/4      27
                         -----
                         $0.68
                         =====



- -------------------------------------------------------------------------------
                         Dividend       Market Price                  P/E Ratio
      Dividends Dividend  Payout  -----------------------             ---------
Year     Paid     Yield   Ratio     High     Low    Close   Earnings  High  Low
- -------------------------------------------------------------------------------
1996    $0.74     2.5%    34.9%   $33 3/4 $25 5/8 $30 1/8    $2.12     16   12
1995     0.68     2.5%    33.8%    33 3/4  25 3/8  27        $2.01     17   13
1994     0.64     1.9%    33.7%*   40      25 1/2  33 1/2     1.90*    21*  13*
1993     0.60     2.1%    40.0%    29 3/4  18      28         l.50     20   12
1992     0.58     2.5%    41.7%    28 3/4  19 1/2  23 1/2     1.39     21   14
1991     0.56     2.6%    43.1%    21 1/2  12 1/4  21 1/4     1.30     17    9


La-Z-Boy Chair Company common shares are traded on the NYSE and the PSE (symbol LZB).



                   Unaudited Quarterly Financial Information


(Amounts in thousands, except per share data)
- -------------------------------------------------------------------------------
Quarter Ended     July 29     October 28   January 27    April 27    Year 1996
- -------------------------------------------------------------------------------
Sales............ $195,757     $258,320     $226,354     $266,832     $947,263
Cost of sales....  151,378      188,644      170,602      194,755      705,379
                  --------     --------     --------     ---------    ---------
  Gross profit...   44,379       69,676       55,752       72,077      241,844
Selling, general
  & admin........   37,937       45,905       41,783       48,751      174,376
                  --------     --------     --------     ---------    ---------
  Opertg profit..    6,442       23,771       13,969       23,326       67,508
Interest expense.    1,464        1,437        1,217        1,188        5,306
Interest income..      456          484          390          645        1,975
Other Income.....      375          476          436          736        2,023
                  --------     --------     --------     ---------    ---------
  Inc before tax.    5,809       23,294       13,578       23,519       66,200
Income tax exp...    2,634        9,038        5,794        9,481       26,947
                  --------     --------     --------     ---------    ---------
    Net income...   $3,175      $14,256       $7,784       14,038       39,253
                  ========     ========     ========     =========    =========
    Net income
      per share..    $0.17        $0.77        $0.42        $0.76        $2.12
                  ========     ========     ========     =========    =========

- -------------------------------------------------------------------------------
Quarter Ended     July 30     October 29   January 28    April 29    Year 1995
- -------------------------------------------------------------------------------
Sales............ $174,387     $230,586     $210,814     $234,484     $850,271
Cost of sales....  133,654      166,816      157,767      170,985      629,222
                  --------     --------     --------     ---------    ---------
  Gross profit...   40,733       63,770       53,047       63,499      221,049
Selling, general
  & admin........   33,032       43,539       39,616       42,364      158,551
                  --------     --------     --------     ---------    ---------
  Opertg profit..    7,701       20,231       13,431       21,135       62,498
Interest expense.      662          752        1,041          879        3,334
Interest income..      273          355          374          626         1628
Other Income.....      273          506          (76)         526         1229
                  --------     --------     --------     ---------    ---------
  Inc before tax.    7,585       20,340       12,688       21,408       62,021
Income tax exp...    3,315        8,262        5,467        8,675       25,719
                  --------     --------     --------     ---------    ---------
    Net income...   $4,270      $12,078       $7,221      $12,733      $36,302
                  ========     ========     ========     =========    =========
    Net income
      per share..    $0.23        $0.67        $0.40        $0.71        $2.01
                  ========     ========     ========     =========    =========


* Excludes the income effect of adopting SFAS 109 in May 1993 of $3,352 or $.18 per share.